Exhibit 99.2

CPS TECHNOLOGIES CORP.
Statements of Operations (Unaudited)

	Fiscal Quarters Ended
	April 1,	April 2,
	2023	2022

Revenues:
Product sales	$7,100,267	$6,652,714

Total revenues	7,100,267	6,652,714
Cost of product sales	4,855,564	4,689,224

Gross Profit	2,244,703	1,963,490
Selling, general, and administrative expense	1,550,522	1,416,393

Income from operations	694,181	547,097
Other income (expense), net	15,590	-1,913

Income before taxes	709,771	545,184
Income tax provision	250,570	125,748

Net income	$459,201	$419,436

Net income per basic common share	$0.03	$0.03

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	April 1,	December 31,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$7,369,863	$8,266,753
Accounts receivable-trade, net	4,714,138	3,777,975
Accounts Receivable - other	700,703	685,668
Inventories, net	4,692,655	4,875,901
Prepaid expenses and other current assets	299,601	211,242
Total current assets	17,776,960	17,817,539
Net property and equipment	1,378,679	1,326,968

Right-of-use lease asset	433,000	466,000
Deferred taxes, net	1,842,992	2,069,436
Total Assets	$21,431,931	$21,679,943

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	44,424	43,711
Accounts payable	2,046,893	1,836,865
Accrued expenses	731,454	820,856
Deferred revenue	1,828,068	2,521,128
Lease liability, current portion	157,000	157,000
Total current liabilities	4,807,839	5,379,560
Note payable less current portion	43,439	54,847
Deferred revenue – long term	--	231,020
Long term lease liability	276,000	309,000
Total liabilities	5,127,278	5,974,427

Total stockholders’ equity	16,304,653	15,705,516
Total liabilities and stockholders’ equity	$21,431,931	$21,679,943